Exhibit 99.1

April 24, 2024
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports First Quarter 2024 Revenue and Earnings
•Results include a $19.5 million operating loss in third-party insurance business, which ceased operations at the end of the quarter

Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or "the Company"), one of the largest and most diversified freight transportation companies, operating the largest full truckload fleet in North America, today reported first quarter 2024 net loss attributable to Knight-Swift of $2.6 million and Adjusted Net Income Attributable to Knight-Swift1 of $19.8 million. GAAP (loss) earnings per diluted share for the first quarter of 2024 were $(0.02), compared to $0.64 for the first quarter of 2023. The Adjusted EPS was $0.12 for the first quarter of 2024, compared to $0.73 for the first quarter of 2023. The current quarter results include an operating loss of $19.5 million for our third-party insurance business, which ceased operations at the end of the quarter. The insurance loss negatively impacted our Adjusted EPS by $0.08 per share. Excluding the loss on the insurance business, our Adjusted EPS would have been $0.20.

Key Financial Highlights
During the first quarter of 2024, consolidated total revenue was $1.8 billion, which is an 11.3% increase from the first quarter of 2023 largely due to the acquisition of U.S. Xpress Enterprises, Inc. ("U.S. Xpress") effective July 1, 2023. Consolidated operating income was $20.6 million, reflecting a decrease of 85.8%, as compared to the same quarter last year.
•Truckload — 97.3% Adjusted Operating Ratio, with a 26.3% year-over-year increase in revenue, excluding fuel surcharge and intersegment transactions, as a result of the inclusion of the truckload business of U.S. Xpress. Adjusted Operating Ratio worsened by 1,070 basis points year-over-year primarily due to the 10.2% decline in revenue per loaded mile, excluding fuel surcharge and intersegment transactions, and the 2.7% increase in cost per mile largely as a result of weather disruptions in the current quarter.
•LTL — 90.0% Adjusted Operating Ratio, with a 12.6% year-over-year increase in revenues, excluding fuel surcharge. While shipments per day increased 6.1% and revenue per hundredweight excluding fuel surcharge increased 13.3% year-over-year, the impact of the weather disruptions on volumes and operating costs, and incremental maintenance and labor costs as we expand, contributed to Adjusted Operating Income declining by 20.6%. We opened seven new locations during the quarter as we continue to grow our network.
•Logistics — 97.1% Adjusted Operating Ratio with a gross margin of 16.8% while revenue, excluding intersegment transactions, declined 7.3%, including the U.S. Xpress logistics business. Load count declined from the weather disruptions as well as our decision to divert loads to the Truckload segment to offset the loss of contractual volumes in recent bids. The Adjusted Operating Ratio and gross margin % of the U.S. Xpress logistics business performed in line with the legacy logistics business in the quarter.
•Intermodal — 105.6% operating ratio, as load count declined 1.6% and revenue per load declined 19.1% year-over-year, partly due to less project revenue in the current period.
•All Other Segments — Operating loss increased to $20.4 million in the current quarter including the $19.5 million operating loss of our third-party insurance business. The insurance loss negatively impacted our Adjusted EPS by $0.08 per share. The third-party insurance business ceased all operations at the end of the first quarter. In addition, the operating loss includes $8.2 million of severance, legal accrual, and impairment charges which are excluded from our Adjusted EPS.

	Quarter Ended March 31, [1]
	2024	2023	Change
	(Dollars in thousands, except per share data)
Total revenue	$1,822,467	$1,636,932	11.3%
Revenue, excluding truckload and LTL fuel surcharge	$1,612,814	$1,450,293	11.2%
Operating income	$20,555	$144,787	(85.8)%
Adjusted Operating Income [2]	$51,489	$163,658	(68.5)%
Net (loss) income attributable to Knight-Swift	$(2,635)	$104,284	(102.5)%
Adjusted Net Income Attributable to Knight-Swift [2]	$19,774	$118,491	(83.3)%
(Loss) Earnings per diluted share	$(0.02)	$0.64	(103.1)%
Adjusted EPS [2]	$0.12	$0.73	(83.6)%
1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.
Our GAAP and non-GAAP results for the quarter included certain items that impact the comparability of year-over-year results. These items included the $18.2 million increase in net interest expense year-over-year. Severance, legal accrual, and impairment charges totaling $12.4 million are also excluded from our non-GAAP results.
Adam Miller, CEO of Knight-Swift, commented, "The full truckload market remains extremely challenging as carriers navigate the oversupply of capacity, reduced load volumes, and continued rate pressure through the early part of the bid season. This has negatively impacted the results of our Truckload, Logistics, and Intermodal segments. The LTL market continues to be healthy, and we remain encouraged with the growth of our LTL segment and plan to open 25 new facilities over the remainder of the year in addition to the seven locations we opened during the quarter. We expect this expansion will open new service territories and allow us to grow our relationships with current customers and open opportunities with new customers.
“Although our consolidated results are not where we would like them to be, we are confident that we have the resources and are capable of the disciplined approach necessary to navigate the current market. More importantly, we have the people, protocols, and technology designed to help us quickly and effectively pivot when the truckload market inevitably inflects. In the meantime, we are focused on efficiency and cost control to improve margins in our Truckload business with the expectation of being an industry leader in profitability regardless of market conditions, and this expectation applies to the U.S. Xpress business just as much as our legacy brands. We are continuing our strategy of building a nationwide LTL network through both organic and inorganic growth paths. Our logistics segment will continue to complement our truckload brands, leverage our power-only capabilities, preserve profitability, and afford outsized growth opportunity when the truckload market strengthens. We are building a strong foundation of diverse customers in our intermodal business with strategic rail partners, which we believe will position us for sustained profitability in the future.”
Other Income (Expense), net — We recorded $9.0 million of income within "Other income (expense), net" in the first quarter of 2024, as compared to $9.7 million of income in the first quarter of 2023.
Income Taxes — The effective tax rate was 55.1% for the first quarter of 2024 compared to 24.0% for the first quarter of 2023. The effective tax rate in the current quarter was higher than our expected full year 2024 effective tax rate of approximately 25% to 26% because of the small pre-tax loss and the impact of certain discrete deductions in the quarter. Our Adjusted EPS of $0.12 is calculated using an adjusted effective tax rate for the quarter.
Dividend — On February 1, 2024, our board of directors declared a quarterly cash dividend of $0.16 per share of our common stock, which is a $0.02 increase from the Company's previous quarterly dividend. The dividend was payable to the Company's stockholders of record as of March 8, 2024 and was paid on March 25, 2024.

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Segment Financial Performance
Truckload Segment 1

	Quarter Ended March 31,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge and intersegment transactions	$1,094,051	$865,980	26.3%
Operating income	$23,147	$115,899	(80.0%)
Adjusted Operating Income [2]	$29,114	$116,242	(75.0%)
Operating ratio	98.2%	88.6%	960	bps
Adjusted Operating Ratio [2]	97.3%	86.6%	1,070	bps

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.
Our diverse Truckload segment consists of our irregular route truckload, dedicated truckload, refrigerated, expedited, flatbed, and cross-border operations across our brands with approximately 16,600 irregular route tractors and nearly 6,700 dedicated tractors.
The Truckload segment continues to experience an extremely difficult environment, operating with a 97.3% Adjusted Operating Ratio in a first quarter that saw a more challenging pricing environment than anticipated and greater than average weather disruption that led to reduced volumes and higher operating costs. Excluding U.S. Xpress, the Adjusted Operating Ratio of the legacy truckload business worsened sequentially as a result of a 2.1% sequential decline in revenue per loaded mile excluding fuel surcharge (a 9.2% decline year-over-year), the headwinds on utilization and operating costs from the weather disruptions in January, and the loss of some contractual freight volumes early in the bid season as we are not willing to make further concessions on what we view as unsustainable contractual rates. These volume losses negatively impacted our network and utilization, and they pushed more of our capacity into the spot market. This increased spot exposure caused the sequential decline in revenue per mile as our primary contractual revenue per mile was fairly stable throughout the quarter.
U.S. Xpress held its Adjusted Operating Ratio flat with the fourth quarter of 2023 as we were able to achieve positive progress on contractual rates through bid activity and further progress on operating costs, which offset the impact of the weather disruptions. Truckload segment miles per tractor increased 8.1% year-over-year (5.9% before including U.S. Xpress), largely driven by our earlier decision to reduce the number of unseated tractors in the legacy businesses in order to reduce cost. We have been intentionally trimming our capital equipment over the past few quarters in order to improve our cost structure through the downcycle but without cutting so far as to sacrifice our ability to flex when the market improves. Revenue, excluding fuel surcharge and intersegment transactions, was $1.1 billion, an increase of 26.3% year-over-year, reflecting an 11.4% decline in the legacy truckload business prior to the inclusion of U.S. Xpress. Excluding U.S. Xpress, revenue, excluding fuel surcharge, per tractor decreased 3.6% year-over-year as the decline in rates outweighed the improvement in miles per tractor.

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LTL Segment

	Quarter Ended March 31,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge	$240,990	$213,929	12.6%
Operating income	$20,287	$26,582	(23.7%)
Adjusted Operating Income [1]	$24,207	$30,502	(20.6%)
Operating ratio	92.8%	89.6%	320	bps
Adjusted Operating Ratio [1]	90.0%	85.7%	430	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our LTL segment produced a 90.0% Adjusted Operating Ratio during the first quarter of 2024, as revenue, excluding fuel surcharge, grew 12.6% while Adjusted Operating Income decreased 20.6% year-over-year. With our LTL activities concentrated in regions exposed to the severe winter weather during the quarter, the disruption was particularly impactful to our network and operating costs for our LTL segment. In addition, maintenance and labor costs were higher than normal as we stretch to cover growing volumes and extend our reach into new facilities. We anticipate these costs should normalize as we scale volumes and staffing while growing revenue in new locations. The Adjusted Operating Ratio improved each month during the quarter and showed continued progress into early April. After being significantly impacted by the weather disruptions in January, volumes recovered well as average shipments per day increased 6.8% month-over-month in February and held steady into March, resulting in a 6.1% year-over-year increase for the quarter. Revenue per hundredweight, excluding fuel surcharge, increased 13.3%, while revenue per shipment, excluding fuel surcharge, increased by 7.5%, reflecting a 5.1% decrease in weight per shipment.
During the quarter, we opened seven terminals that had been recently acquired from various parties. We expect to open another 25 terminals by the end of 2024. Overall, the 32 locations planned to open in 2024 will represent a 16% increase to our door count from the end of 2023, meaningfully impacting the reach of our service offering and increasing the density of our network. We expect these investments will bring opportunities to service additional freight and customers. We remain encouraged by the strong performance within our LTL segment, and we continue to look for both organic and inorganic opportunities to geographically expand our footprint within the LTL market.

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Logistics Segment 1

	Quarter Ended March 31,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$126,729	$136,777	(7.3%)
Operating income	$2,473	$12,820	(80.7%)
Adjusted Operating Income [2]	$3,637	$13,154	(72.4%)
Operating ratio	98.0%	90.7%	730	bps
Adjusted Operating Ratio [2]	97.1%	90.4%	670	bps

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.
The Logistics segment Adjusted Operating Ratio was 97.1%, with a gross margin of 16.8% in the first quarter of 2024, down from 19.8% in the first quarter of 2023. The first quarter was challenging for volumes, as the persistently weak demand environment was further pressured by weather disruptions and our decision to divert loads to our legacy truckload businesses to partially offset their losses of contractual volumes through the bid activity as noted above. As a result, logistics load count declined by 10.1% year-over-year. We remain disciplined on price, which allowed our Logistics businesses to maintain profitability but is a headwind to volumes. Revenue per load increased by 2.1% year-over-year but declined by 5.2% from the prior quarter. We continue to leverage our power-only capabilities to complement our asset business, build a broader and more diversified freight portfolio, and to enhance the returns on our capital assets.
Intermodal Segment

	Quarter Ended March 31,
	2024	2023	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$87,985	$110,572	(20.4%)
Operating (loss) income	$(4,908)	$5,102	(196.2%)
Operating ratio	105.6%	95.4%	1,020	bps

The Intermodal segment operated with a 105.6% operating ratio while total revenue decreased 20.4% year-over-year to $88.0 million. The drop in revenue was driven by a 19.1% decline in revenue per load, partly due to the inclusion of project revenue in the prior year period, and a 1.6% decline in load count as a result of soft demand and competitive truck capacity. The sequential decline in our load count of 4.0% as compared to the fourth quarter of 2023 is better than the historical average decline, and we remain focused on growing our load count with disciplined pricing and improving the efficiency of our assets as Intermodal continues to provide value to our customers and is complementary to the many services we offer.

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All Other Segments

	Quarter Ended March 31,
	2024	2023	Change
	(Dollars in thousands)
Total revenue	$85,079	$141,986	(40.1%)
Operating loss	$(20,444)	$(15,616)	(30.9%)

All Other Segments include support services provided to our customers, independent contractors, and third-party carriers, including insurance, equipment maintenance, equipment leasing, warehousing, trailer parts manufacturing, and warranty services. All Other Segments also include certain corporate expenses (such as legal settlements and accruals, as well as $11.7 million in quarterly amortization of intangibles related to the 2017 merger between Knight and Swift and certain acquisitions).
The $20.4 million operating loss within our All Other Segments is primarily driven by the $19.5 million operating loss in the third-party insurance business, as well as $8.2 million of severance, legal accrual, and impairment charges recorded during the quarter. Revenue within our All Other Segments declined 40.1% year-over-year, largely as a result of winding down our third-party insurance program, which ceased operation at the end of the quarter. In order to further reduce risk of ongoing income statement volatility from potential adverse development of the claims accruals generated over the four year existence of this business, we executed a transaction during the quarter to transfer the majority of the risk to another insurance company. The costs of this transaction are included in the operating loss of the insurance business for the quarter.

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Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses) 1

	Quarter Ended March 31,
	2024	2023	Change
	(In thousands)
Net cash provided by operating activities	$37,275	$345,159	$(307,884)
Net cash used in investing activities	(139,747)	(197,305)	57,558
Net cash used in financing activities	(22,223)	(134,591)	112,368
Net (decrease) increase in cash, restricted cash, and equivalents [2]	$(124,695)	$13,263	$(137,958)
Net capital expenditures	$(141,300)	$(200,994)	$59,694

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2"Net increase in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.
Liquidity and Capitalization — As of March 31, 2024, we had a balance of $1.1 billion of unrestricted cash and available liquidity and $7.1 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $2.5 billion as of March 31, 2024. Free Cash Flow3 for the quarter ended March 31, 2024 was a deficit of $104.0 million, largely driven by our decision to transfer $161 million of third-party insurance claim liabilities to another insurance company as discussed above, which was funded by transferring the corresponding restricted cash held in trust for payment of the third-party insurance claims. The use of restricted cash in this transaction does not impact the availability of operating cash for the needs of our ongoing businesses. Year-to-date, we have paid down $20.5 million in finance lease liabilities and $54.3 million on our operating lease liabilities. We obtained financing of $62.0 million from net borrowings on our 2021 Revolver and accounts receivable securitization.
Equipment and Capital Expenditures — Gain on sale of revenue equipment was $6.7 million in the first quarter of 2024, compared to $20.9 million in the same quarter of 2023. The average age of the tractor fleet within our Truckload segment was 2.6 years in the first quarter of 2024, compared to 2.7 years in the same quarter of 2023. The average age of the tractor fleet within our LTL segment was 4.3 years in the first quarter of 2024 compared to 4.2 years in the same quarter of 2023. Cash capital expenditures, net of disposal proceeds, were $141.3 million for the quarter ended March 31, 2024. We expect net cash capital expenditures will be in the range of $625 million – $675 million for full-year 2024. Our expected net cash capital expenditures primarily represent replacements of existing tractors and trailers and investments in our terminal network, driver amenities, and technology, and excludes acquisitions.
________
3See GAAP to non-GAAP reconciliations in the schedules following this release.
Guidance — As announced last week, we expect that Adjusted EPS1 will range from $0.26 to $0.30 for the second quarter of 2024. We also project that Adjusted EPS1 for the third quarter of 2024 will range from $0.31 to $0.35. Because the timing of an inflection in market conditions has proven especially difficult to predict during this cycle, we are not reflecting an inflection in market conditions for the purposes of these forecasts but rather are basing these ranges on expected seasonality and a continuation of existing market conditions. Our expected Adjusted EPS1 ranges are based on the current truckload, LTL, and general market conditions, recent trends, and the current beliefs, assumptions, and expectations of management, as follows:
•Truckload Segment revenue up slightly sequentially in the second quarter and again into the third quarter with slight sequential improvements in operating margins resulting in mid-90’s operating ratios, including U.S. Xpress breakeven operating results through the second quarter and high-90’s Adjusted Operating Ratio in the third quarter,

7

•Truckload tractor count down modestly sequentially into the second quarter before stabilizing for the third quarter,
•Truckload miles per tractor increasing high-single digit percent year-over-year in the second quarter and low-single digit percent year-over-year in the third quarter as the prior year comparisons begin to include U.S. Xpress,
•LTL revenue growth of 12-15% year-over-year as shipment count in the second and third quarters improves mid-to-high single digit percent year-over-year and revenue per hundredweight, excluding fuel surcharge, improves low-to-mid-teens percent year-over-year with an operating ratio in line with 2023 results,
•Logistics volume up low single digit percent year-over-year in the second quarter and down mid-teens percent year-over-year in the third quarter as the prior year comparisons begin to include U.S. Xpress, with operating ratios in the mid-90’s,
•Intermodal volumes flat year-over-year in the second quarter before improving high-single digit percent year-over-year in the third quarter, and operating ratios near breakeven,
•All Other segments operating income of approximately $10-15 million for the second and third quarters before including the $11.7 million intangible asset amortization,
•Equipment gains to be in the range of $5 million to $10 million per quarter,
•Net interest expense up modestly sequentially in the second quarter and stable into third quarter,
•Net cash capital expenditures for the full year 2024 expected range of $625 million - $675 million,
•Expected tax rate of approximately 25% to 26% for the year.
The factors described under "Forward-Looking Statements," among others, could cause actual results to materially vary from this guidance. Further, we cannot estimate on a forward-looking basis, the impact of certain income and expense items on our earnings per share, because these items, which could be significant, may be infrequent, are difficult to predict, and may be highly variable. As a result, we do not provide a corresponding GAAP measure for, or reconciliation to, our Adjusted EPS1 guidance.
________
1Our calculation of Adjusted EPS starts with GAAP diluted earnings per share and adds back the after-tax impact of intangible asset amortization (which is expected to be approximately $0.35 for full-year 2024), as well as noncash impairments and certain other unusual items, if any.

Conference Call
Knight-Swift will host a live conference call with analysts and investors to discuss the earnings release, the results of operations, and other matters following its earnings press release on Wednesday, April 24, 2024, at 4:30 p.m. EDT. The conference dial in information is +1 (888) 886-7786 (Conference ID: 09710859). Please note that since the call is expected to begin promptly as scheduled, you will need to join a few minutes before that time. Slides to accompany this call will be posted on the Company’s website and will be available to download just before the scheduled conference call. To view the presentation, please visit https://investor.knight-swift.com/, "First Quarter 2024 Conference Call Presentation."

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Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is one of North America's largest and most diversified freight transportation companies, providing multiple full truckload, LTL, intermodal, and logistics services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating one of the country's largest tractor fleet, Knight-Swift also contracts with third-party equipment providers to provide a broad range of transportation services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
Adam W. Miller, Chief Executive Officer, Andrew Hess, Chief Financial Officer, or Brad Stewart, Treasurer & SVP Investor Relations: (602) 606-6349

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Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," "design", ''focus," "outlook," "foresee," "will," "could," "should," "may," "feel", "goal," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, revenues, cash flows, dividends, share repurchases, leverage ratio, capital expenditures, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services or developments; any statements regarding future economic, industry, or Company conditions or performance, including, without limitation, expectations regarding future supply or demand, volume, or truckload capacity, and any statements of belief and any statement of assumptions underlying any of the foregoing. In this press release, such statements include, but are not limited to, statements concerning:
•any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, cash flows, dividends, share repurchases, capital expenditures, or other financial items,
•expected freight environment, including freight demand, capacity, volumes, rates, costs, seasonality, and shipper inventory levels,
•future dividends,
•future effective tax rates,
•future performance or growth of our reportable segments, including expected network, technology, door count, volumes, and revenue within our LTL segment; expected load volumes, demand, gross margin, and technology with our Logistics segment; and expected asset efficiency and volumes within our Intermodal segment,
•future capital structure, capital allocation, growth strategies and opportunities, costs, inflation, and liquidity,
•future capital expenditures, including nature and funding of capital expenditures and gain on sale, and
•the U.S. Xpress transaction, including future integration efforts and synergies and future operating performance and profitability.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2023, and various disclosures in our press releases, stockholder reports, and Current Reports on Form 8-K.

10

Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited) [1]

	Quarter Ended March 31,
	2024	2023
	(In thousands, except per share data)
Revenue:
Revenue, excluding truckload and LTL fuel surcharge	$1,612,814	$1,450,293
Truckload and LTL fuel surcharge	209,653	186,639
Total revenue	1,822,467	1,636,932
Operating expenses:
Salaries, wages, and benefits	692,907	536,742
Fuel	234,589	187,759
Operations and maintenance	134,633	99,311
Insurance and claims	122,446	138,039
Operating taxes and licenses	31,329	25,890
Communications	7,533	5,749
Depreciation and amortization of property and equipment	181,865	155,966
Amortization of intangibles	18,543	16,183
Rental expense	42,996	15,068
Purchased transportation	277,257	280,729
Impairments	3,982	—
Miscellaneous operating expenses	53,832	30,709
Total operating expenses	1,801,912	1,492,145
Operating income	20,555	144,787
Other (expenses) income:
Interest income	5,022	5,049
Interest expense	(41,236)	(23,091)
Other income (expense), net	8,992	9,703
Total other (expenses) income, net	(27,222)	(8,339)
(Loss) income before income taxes	(6,667)	136,448
Income tax (benefit) expense	(3,674)	32,735
Net (loss) income	(2,993)	103,713
Net loss attributable to noncontrolling interest	358	571
Net (loss) income attributable to Knight-Swift	$(2,635)	$104,284
Other comprehensive (loss) income	(38)	1,090
Comprehensive (loss) income	$(2,673)	$105,374

(Loss) Earnings per share:
Basic	$(0.02)	$0.65
Diluted	$(0.02)	$0.64

Dividends declared per share:	$0.16	$0.14

Weighted average shares outstanding:
Basic	161,511	160,915
Diluted	162,086	161,900
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1The reported results do not include the results of operations of U.S. Xpress and its subsidiaries prior to its acquisition by Knight-Swift on July 1, 2023 in accordance with the accounting treatment applicable to the transaction.

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Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2024	December 31, 2023
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$204,762	$168,545
Cash and cash equivalents – restricted	136,174	297,275
Restricted investments, held-to-maturity, amortized cost	—	530
Trade receivables, net of allowance for doubtful accounts of $40,739 and $39,458, respectively	867,610	888,603
Contract balance – revenue in transit	13,622	12,246
Prepaid expenses	137,105	148,696
Assets held for sale	78,918	83,366
Income tax receivable	58,273	65,815
Other current assets	35,707	43,939
Total current assets	1,532,171	1,709,015
Property and equipment, net	4,577,148	4,616,399
Operating lease right-of-use assets	443,002	484,821
Goodwill	3,873,131	3,848,798
Intangible assets, net	2,040,339	2,058,882
Other long-term assets	163,079	152,850
Total assets	$12,628,870	$12,870,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$283,837	$355,173
Accrued payroll and purchased transportation	153,996	164,884
Accrued liabilities	224,749	220,350
Claims accruals – current portion	350,030	480,200
Finance lease liabilities and long-term debt – current portion	505,841	459,759
Operating lease liabilities – current portion	124,840	144,921
Total current liabilities	1,643,293	1,825,287
Revolving line of credit	202,000	67,000
Long-term debt – less current portion	1,193,602	1,223,021
Finance lease liabilities – less current portion	375,666	407,150
Operating lease liabilities – less current portion	342,320	371,407
Accounts receivable securitization	453,567	526,508
Claims accruals – less current portion	303,743	315,476
Deferred tax liabilities	930,629	951,749
Other long-term liabilities	111,828	79,086
Total liabilities	5,556,648	5,766,684
Stockholders’ equity:
Common stock	1,616	1,613
Additional paid-in capital	4,430,736	4,426,852
Accumulated other comprehensive loss	(868)	(830)
Retained earnings	2,624,666	2,659,755
Total Knight-Swift stockholders' equity	7,056,150	7,087,390
Noncontrolling interest	16,072	16,691
Total stockholders’ equity	7,072,222	7,104,081
Total liabilities and stockholders’ equity	$12,628,870	$12,870,765

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Segment Operating Statistics (Unaudited)

Quarter Ended March 31,
2024	2023	Change
Truckload [1]
Average revenue per tractor	$46,927	$47,707	(1.6%)
Non-paid empty miles percentage	14.1%	15.0%	(90)	bps
Average length of haul (miles)	395	391	1.0%
Miles per tractor	19,894	18,405	8.1%
Average tractors	23,314	18,152	28.4%
Average trailers [2]	94,410	79,490	18.8%

LTL [3]
Shipments per day	18,800	17,717	6.1%
Weight per shipment (pounds)	1,007	1,061	(5.1%)
Average length of haul (miles)	573	535	7.1%
Revenue per shipment	$199.84	$189.31	5.6%
Revenue xFSC per shipment	$170.40	$158.45	7.5%
Revenue per hundredweight	$ 19.84	$17.84	11.2%
Revenue xFSC per hundredweight	$ 16.91	$14.93	13.3%
Average tractors [4]	3,357	3,163	6.1%
Average trailers [5]	8,699	8,387	3.7%

Logistics [1]
Revenue per load - Brokerage only [6]	$1,751	$1,715	2.1%
Gross margin - Brokerage only	16.8%	19.8%	(300)	bps

Intermodal
Average revenue per load [6]	$2,615	$3,234	(19.1%)
Load count	33,647	34,193	(1.6%)
Average tractors	609	607	0.3%
Average containers	12,582	12,829	(1.9%)

1Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
2First quarter 2024 and 2023 includes 8,769 and 8,988 trailers, respectively, related to leasing activities recorded within our All Other Segments.
3Operating statistics within the LTL segment exclude dedicated and other businesses.
4Our LTL tractor fleet includes 611 and 619 tractors from ACT's and MME's dedicated and other businesses for the first quarter of 2024 and 2023, respectively.
5Our LTL trailer fleet includes 821 and 778 trailers from ACT's and MME's dedicated and other businesses for the first quarter of 2024 and 2023, respectively.
6Computed with revenue, excluding intersegment transactions.

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Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow, are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income and Adjusted Operating Ratio 1 2

	Quarter Ended March 31,
	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,822,467	$1,636,932
Total operating expenses	(1,801,912)	(1,492,145)
Operating income	$20,555	$144,787
Operating ratio	98.9%	91.2%

Non-GAAP Presentation
Total revenue	$1,822,467	$1,636,932
Truckload and LTL fuel surcharge	(209,653)	(186,639)
Revenue, excluding truckload and LTL fuel surcharge	1,612,814	1,450,293

Total operating expenses	1,801,912	1,492,145
Adjusted for:
Truckload and LTL fuel surcharge	(209,653)	(186,639)
Amortization of intangibles [3]	(18,543)	(16,183)
Impairments [4]	(3,982)	—
Legal accruals and loss contingencies [5]	(1,563)	300
Transaction fees [6]	—	(1,536)
Severance expense [7]	(6,846)	(1,452)
Adjusted Operating Expenses	1,561,325	1,286,635
Adjusted Operating Income	$51,489	$163,658
Adjusted Operating Ratio	96.8%	88.7%

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1     Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017 Merger, the ACT acquisition, the U.S. Xpress acquisition, and other acquisitions.
4    "Impairments" reflects the non-cash impairment of building improvements and certain revenue equipment held for sale (within the Truckload segment and All Other Segments).
5    "Legal accruals and loss contingencies" are included in "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income and reflect the following:
•First quarter 2024 legal expense reflects the increased estimated exposures for an accrued legal matter based on a recent settlement agreement.
•First quarter 2023 legal expense reflects a decrease in the estimated exposure related to an accrued legal matter previously identified as probable and estimable in prior periods based on a recent settlement agreement.
6    "Transaction fees" reflects certain legal and professional fees associated with the July 1, 2023 acquisition of U.S. Xpress. The transaction fees are included within "Miscellaneous operating expenses" in the condensed statements of comprehensive income.
7    "Severance expense" is included within "Salaries, wages, and benefits" in the condensed statements of comprehensive income.

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Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS 1 2

	Quarter Ended March 31,
	2024	2023
	(Dollars in thousands, except per share data)
GAAP: Net (loss) income attributable to Knight-Swift	$(2,635)	$104,284
Adjusted for:
Income tax (benefit) expense attributable to Knight-Swift	(3,674)	32,735
(Loss) income before income taxes attributable to Knight-Swift	(6,309)	137,019
Amortization of intangibles [3]	18,543	16,183
Impairments [4]	3,982	—
Legal accruals and loss contingencies [5]	1,563	(300)
Transaction fees [6]	—	1,536
Severance expense [7]	6,846	1,452
Adjusted income before income taxes	24,625	155,890
Provision for income tax expense at effective rate [8]	(4,851)	(37,399)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$19,774	$118,491

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended March 31,
	2024	2023
GAAP: (Loss) earnings per diluted share	$(0.02)	$0.64
Adjusted for:
Income tax (benefit) expense attributable to Knight-Swift	(0.02)	0.20
(Loss) income before income taxes attributable to Knight-Swift	(0.04)	0.85
Amortization of intangibles [3]	0.11	0.10
Impairments [4]	0.02	—
Legal accruals and loss contingencies [5]	0.01	—
Transaction fees [6]	—	0.01
Severance expense [7]	0.04	0.01
Adjusted income before income taxes	0.15	0.96
Provision for income tax expense at effective rate [8]	(0.03)	(0.23)
Non-GAAP: Adjusted EPS	$0.12	$0.73

1Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.
2Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 6.
7Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.
8For the first quarter of 2024, an adjusted effective tax rate of 19.7% was applied in our Adjusted EPS calculation to exclude certain discrete items.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended March 31,
Truckload Segment [2]	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,263,015	$1,012,245
Total operating expenses	(1,239,868)	(896,346)
Operating income	$23,147	$115,899
Operating ratio	98.2%	88.6%
Non-GAAP Presentation
Total revenue	$1,263,015	$1,012,245
Fuel surcharge	(168,521)	(145,264)
Intersegment transactions	(443)	(1,001)
Revenue, excluding fuel surcharge and intersegment transactions	1,094,051	865,980

Total operating expenses	1,239,868	896,346
Adjusted for:
Fuel surcharge	(168,521)	(145,264)
Intersegment transactions	(443)	(1,001)
Amortization of intangibles [3]	(1,775)	(343)
Impairments [4]	(3,099)	—
Severance [5]	(1,093)	—
Adjusted Operating Expenses	1,064,937	749,738
Adjusted Operating Income	$29,114	$116,242
Adjusted Operating Ratio	97.3%	86.6%

1     Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions and the U.S. Xpress acquisition.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended March 31,
LTL Segment	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$282,122	$255,304
Total operating expenses	(261,835)	(228,722)
Operating income	$20,287	$26,582
Operating ratio	92.8%	89.6%
Non-GAAP Presentation
Total revenue	$282,122	$255,304
Fuel surcharge	(41,132)	(41,375)
Revenue, excluding fuel surcharge	240,990	213,929

Total operating expenses	261,835	228,722
Adjusted for:
Fuel surcharge	(41,132)	(41,375)
Amortization of intangibles [2]	(3,920)	(3,920)
Adjusted Operating Expenses	216,783	183,427
Adjusted Operating Income	$24,207	$30,502
Adjusted Operating Ratio	90.0%	85.7%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the ACT and MME acquisitions.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended March 31,
Logistics Segment [2]	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$126,729	$138,283
Total operating expenses	(124,256)	(125,463)
Operating income	$2,473	$12,820
Operating ratio	98.0%	90.7%
Non-GAAP Presentation
Total revenue	$126,729	$138,283
Intersegment transactions	—	(1,506)
Revenue, excluding intersegment transactions	126,729	136,777

Total operating expenses	124,256	125,463
Adjusted for:
Intersegment transactions	—	(1,506)
Amortization of intangibles [3]	(1,164)	(334)
Adjusted Operating Expenses	123,092	123,623
Adjusted Operating Income	$3,637	$13,154
Adjusted Operating Ratio	97.1%	90.4%

	Quarter Ended March 31,
Intermodal Segment	2024	2023
GAAP Presentation	(Dollars in thousands)
Total revenue	$87,985	$110,572
Total operating expenses	(92,893)	(105,470)
Operating (loss) income	$(4,908)	$5,102
Operating ratio	105.6%	95.4%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the U.S. Xpress and UTXL acquisitions.

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Non-GAAP Reconciliation (Unaudited):
Free Cash Flow [1]

Quarter Ended March 31, 2024

GAAP: Cash flows from operations	$37,275
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	50,605
Purchases of property and equipment	(191,905)
Non-GAAP: Free cash flow	$(104,025)

1Pursuant to the requirements of Regulation G, this table reconciles GAAP cash flows from operations to non-GAAP Free Cash Flow.

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